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                                                                     EXHIBIT 4.9


Chequemate International Inc                                      August 8, 2000
330 Washington Ste. 330
Marina Del Rey, Ca. 90292

Attn:    J. Michael Heil CEO
         cc.  Alan Hunter and Paul LaBarre


This letter is to confirm our phone conversation today between Paul LaBarre and myself. We have agreed on the following in order to close the purchase of the United Business Services ("UBS") assets by Chequemate ("C-3D"). The parties agreed to the following amendments.

         i.       The remaining purchase price of the assets is $940,000.

         ii. Chequemate will immediately deliver to the UBS a certificate for 200,000 restricted shares and immediately file a registration statement (S-3) with respect to those shares. Chequemate will complete this registration no later than 45 days after receipt of shares.

         iii. In addition, Chequemate will immediately deliver 440,000 restricted C-3D shares (144 stock). The holding period for these shares will begin on the date of April 14, 2000 Chequemate will also deliver to UBS a letter from C-3D's Securities attorney opinion letter to on or before April 14, 2001 for the removal of the 144 restrictions.

b. Chequemate at its option may repurchase any of the 144 stock from UBS at a rate of $l.50 per share up and until April 14, 2001.



Signed:                                      Signed:



/s/ T. McDermott                              /s/ J. Michael Heil
---------------------------------            ----------------------------
T. McDermott                                  J. Michael Heil
President United Business Services            CEO Chequemate International Inc